Exhibit 99.1

Dear Shareholders:

I am pleased to report to you that in the face of continued economic uncertainty and in the midst of financial markets that seemingly bring us more bad news than good news these days, your Company is performing at a highly satisfactory level and actively pursuing its strategic growth agenda.

Through the first nine months of 2007, earnings per diluted share of $2.24 represented an increase of 2.8%, compared to $2.18 for the same three quarters in 2006, reflecting the Company's common stock repurchase activity. Net income of $14.7 million for the nine-month period ended September 30, 2007 was down 4.0% from the $15.3 million reported for the nine-month period ended September 30, 2006. These results translated into a return on average equity of 18.08% and a return on average assets of 1.13% for the nine-month period ended September 30, 2007, which compared to 18.23% and 1.19%, respectively, for the same period a year ago.

For the quarter ended September 30, 2007, earnings per diluted share of $0.77 was equal to the $0.77 per diluted share earned during the third quarter of 2006. Net income for the recently completed quarter was $5.0 million, which was $138,000, or 2.7%, lower than that earned in the same quarter a year ago.

At September 30, 2007, total assets of $1.7 billion were flat compared to where the Company ended the third quarter of 2006. Total loans of $1.2 billion at September 30, 2007 declined $69.8 million, or 5.61%, year-on-year. This decline is almost exclusively centered in our commercial real estate portfolio and reflects a continued conservative posture in the Company’s loan underwriting practices given the earlier-mentioned uncertainty surrounding the economy.

Year-to-date, the quality of the Company’s loan portfolio continues to demonstrate soundness and improvement, as evidenced by the level of non-performing loans to total loans, which at 0.50% at September 30, 2007 was down from 0.68% and 1.12% at September 30, 2006 and December 31, 2006, respectively. In addition, net charge-offs to total loans for the nine-month period ended September 30, 2007 was 0.09%. The allowance for loan and lease losses, at $13.9 million, was more than double the outstanding balances of our non-performing loans at September 30, 2007, and as a percentage of total loans stands at 1.19%. Once again, by any of the aforementioned measures of performance, your Company is considered better than average among its peers.

At September 30, 2007, total core deposits (total deposits excluding brokered certificates of deposit), at $1.1 billion, were up 3.2% over balances reported at September 30, 2006. The most significant deposit category for growth was money market accounts, up $30.9 million, or 11.8%, year-on-year. These results reflect the emphasis on the business development efforts of the Company’s commercial banking and cash management teams, who are laser-focused on deposit growth in the current environment. This effort is featured in the side panels of this report.

Positive momentum continued in the area of non-interest income, which at $9.4 million for the nine months ended September 30, 2007, was up $706,000, or 8.1%, versus the same period a year ago. Primary contributors to this success continue to be fiduciary services, brokerage and insurance commissions, and debit card activities with year-on-year revenue increases of 11.5%, 59.7% and 18.2%, respectively. At the same time, the Company maintained its commitment to controlling overhead as total non-interest expenses for the first nine months of 2007 were $25.5 million, which was $190,000, or 0.7%, lower than year-to-date at September 30, 2006. This resulted in an efficiency ratio of 54.92%, up from 51.73% reported at the same time last year, yet worthy of our recognition in the industry as a ‘low-cost producer.’

Undoubtedly the most significant event of the third quarter was our announced intention to acquire Union Bankshares Company, parent company of Union Trust Company, a $565.1 million community bank headquartered in Ellsworth, Maine. Our high regard for this 120-year old company dates back many years, which ostensibly kept them on our list of desirable acquisition targets. Prominent among their appealing characteristics is the coastal nature of the branch franchise, which makes for a natural geographic extension to our existing footprint. In addition, their well-developed wealth management and financial advisory business models will provide added scale to Camden National Corporation’s existing capabilities resident within Acadia Trust, N.A. and Acadia Financial Consultants. We anticipate closing on the transaction in early 2008 at which time the combined enterprises will result in the creation of the largest community banking organization headquartered in Maine.

On the governance front, Theodore C. Johanson, a Director of the Company and its affiliate, Camden National Bank, attained the mandatory age of retirement following 11 years of loyal service. Ted was an enlightened presence in our midst, always mindful of his fiduciary duty to you, the shareholders. We shall miss his valuable insight and good humor, and we will always be grateful for his many contributions to each of the Company’s constituencies.

Finally, the Board of Directors approved a dividend of $0.24 per share, payable on October 31, 2007, to shareholders of record on October 15, 2007. This represents a $0.02, or 9.1%, increase over the dividend paid for the same period a year ago.

It goes without saying that these are fairly challenging times for our industry. The investment community appears unimpressed, even with those who, like us, continue to produce results worthy of notice. Rest assured, however, that your Company and its workforce are undaunted by the effects of that which we cannot control. Rather, we remain collectively focused on doing what comes naturally – delivering remarkable experiences, each day, every day – confident that when economic conditions improve, we will be among those ready to seize the opportunities before us.

Sincerely,

Robert W. Daigle

President & CEO

Consolidated Statements of Condition (unaudited)

	September 30,		December 31,
(In thousands, except number of shares & per share data)	2007	2006	2006
Assets
Cash and due from banks	$35,833	$34,069	$33,358
Federal funds sold	30,965	2,125	—
Securities available for sale, at market value	393,193	361,257	409,926
Securities held to maturity	34,277	34,169	34,167
Loans, less allowance for loan losses of $13,925 $14,472 and $14,933 at September 30, 2007 and 2006 and December 31, 2006, respectively	1,160,386	1,229,670	1,203,196
Premises and equipment, net	19,728	16,758	17,595
Other real estate owned	110	—	125
Goodwill	3,991	3,991	3,991
Other assets	69,343	67,149	67,528

Total assets	$1,747,826	$1,749,188	$1,769,886

Liabilities
Deposits:
Demand	$160,516	$157,816	$146,458
NOW	131,254	126,429	125,809
Money market	293,700	262,817	261,585
Savings	89,512	95,060	96,661
Certificates of deposit	502,434	577,999	555,288

Total deposits	1,177,416	1,220,121	1,185,801

Borrowings from Federal Home Loan Bank	263,084	307,227	340,499
Other borrowed funds	140,278	67,723	60,782
Junior subordinated debentures	36,083	36,083	36,083
Due to broker	556	—	24,354
Accrued interest and other liabilities	16,300	15,308	15,315

Total liabilities	1,633,717	1,646,462	1,662,834

Shareholders' Equity
Common stock, no par value; authorized 20,000,000 shares, issued and outstanding 6,513,000, 6,615,480 and 6,616,780 shares on September 30, 2007 and 2006 and December 31, 2006, respectively	2,531	2,450	2,450
Surplus	2,538	2,278	2,584
Retained earnings	111,861	102,434	105,959
Accumulated other comprehensive loss
Net unrealized losses on securities available for sale, net of tax	(2,056)	(4,266)	(2,985)
Net unrealized losses on derivative instruments marked to market, net of tax	—	(170)	(198)
Adjustment for unfunded post-retirement plans, net of tax	(765)	—	(758)

Total accumulated other comprehensive loss	(2,821)	(4,436)	(3,941)

Total shareholders' equity	114,109	102,726	107,052

Total liabilities and shareholders' equity	$1,747,826	$1,749,188	$1,769,886

Camden National Corporation stock is listed on the American Stock Exchange under the ticker symbol "CAC." Stock prices shown in chart are as of close of trading on the last business day of the month.

Consolidated Statements of Income (unaudited)

	Nine Months Ended September 30,		Three Months Ended September 30,
(In thousands, except number of shares & per share data)	2007	2006	2007	2006
Interest Income
Interest and fees on loans	$64,162	$64,795	$21,105	$22,441
Interest on securities	15,380	13,815	5,085	4,639
Other interest income	1,455	906	637	341

Total interest income	80,997	79,516	26,827	27,421

Interest Expense
Interest on deposits	27,849	25,708	9,197	9,405
Interest on other borrowings	14,417	11,889	4,854	4,253
Interest on junior subordinated debentures	1,781	1,037	600	600

Total interest expense	44,047	38,634	14,651	14,258

Net interest income	36,950	40,882	12,176	13,163

Provision for Loan and Lease Losses	100	1,656	—	552

Net interest income after provision for loan and lease losses	36,850	39,226	12,176	12,611

Non-interest Income
Service charges on deposit accounts	2,582	2,570	838	892
Other service charges and fees	1,380	1,271	502	416
Income from fiduciary services	3,668	3,290	1,240	1,139
Life insurance earnings	603	600	218	200
Other income	1,183	979	367	356

Total non-interest income	9,416	8,710	3,165	3,003

Non-interest Expenses
Salaries and employee benefits	13,894	13,663	4,609	4,455
Premises and fixed assets	3,730	3,466	1,235	1,120
Amortization of core deposit intangible	642	650	214	213
Other expenses	7,200	7,877	2,344	2,392

Total non-interest expenses	25,466	25,656	8,402	8,180

Income before income taxes	20,800	22,280	6,939	7,434
Income Taxes	6,077	6,948	1,941	2,298

Net Income	$14,723	$15,332	$4,998	$5,136

Per Share Data
Basic earnings per share	$2.24	$2.18	$0.77	$0.77
Diluted earnings per share	2.24	2.18	0.77	0.77
Cash dividends per share	$0.72	$0.66	$0.24	$0.22
Weighted average number of shares outstanding	6,571,836	7,021,808	6,513,000	6,613,379
Tangible book value per share(1)	$16.83	$14.71

(1)	Computed by dividing total shareholders’ equity less goodwill and core deposit intangible by the number of common shares outstanding.

A complete set of financial statements for Camden National Corporation may be obtained upon written request to Suzanne Brightbill, Public Relations Officer, Camden National Corporation, P.O. Box 310, Camden, Maine 04843.